UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to

SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): February 9, 2007

PACIFIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone St.

Aberdeen, Washington 98520-5244

(360) 533-8870

(Address, including zip code, and telephone number,

including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the twelve months ended December 31, 2006. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the twelve months ended December 31, 2006, was $6,551,000, an 8% increase compared to $6,046,000 for the twelve month period ended December 31, 2005. The increase is primarily related to the increase in interest income as a result of the rise in short-term interest rates and a decrease in loan loss provision from the prior year of $475,000, to a total of $625,000 for 2006. The increase in interest income was partially offset by interest expense related to the Junior Subordinated Debentures issued in December 2005 and June 2006.

Net interest income for the twelve months ended December 31, 2006, increased $1,583,000 to $23,867,000 compared to the same period of the prior year. The increase is attributable primarily to a $6,813,000 increase in interest income, while interest expense increased $5,230,000.

Non-interest income increased $95,000 to $4,176,000 for the twelve months ended December 31, 2006, compared to the same period of the prior year, while non-interest expense increased $1,552,000 to $18,118,000. The increases are primarily related to increased personnel costs, occupancy costs and professional fees.

The federal income tax provision for the twelve months ended December 31, 2006, was $2,749,000, compared to $2,653,000 for the twelve months ended December 31, 2005.

Pacific's unaudited consolidated balance sheets at December 31, 2006 and December 31, 2005, and unaudited consolidated statements of operations and selected performance ratios for the twelve months ended December 31, 2006 and 2005, follow.

PACIFIC FINANCIAL CORPORATION

Consolidated Balance Sheet

(unaudited)

Dollars in thousands

	12-31-06	12-31-05
Cash & due from banks	$20,443	$11,506
Securities available for sale	36,608	29,748
Securities held to maturity	6,104	6,504
Fed funds sold	20,345	— —
Loans held for sale	14,368	10,111
Loans	424,801	398,870
Less: Loan loss reserve	4,033	5,296
Net loans	420,768	393,574

Premises and equipment – net	11,537	10,085
Goodwill & other intangible assets	13,153	12,027
Other real estate owned	— —	37
Cash surrender value life insurance	9,714	9,394
Other assets	9,344	6,423

TOTAL ASSETS	$562,384	$489,409

DEPOSITS:
Demand	$91,657	$86,264
NOW, Savings & MMA	199,505	194,266
Time	175,679	119,196
Total deposits	466,841	399,726

Fed funds purchased	— —	3,985
Other borrowings	21,500	24,500
Secured borrowings	1,906	2,150
Junior subordinated debentures	13,403	5,155
Other liabilities	9,750	7,293
Total liabilities	513,400	442,809

Common stock	6,524	6,464
Additional paid-in capital	26,047	25,386
Retained earnings	16,731	15,073
Acc. other comprehensive income	(318)	(323)
Total equity	48,984	46,600

TOTAL LIABILITIES & EQUITY	$562,384	$489,409

PACIFIC FINANCIAL CORPORATION

Consolidated Statements of Operations

(unaudited)

Dollars in thousands

	Twelve Months Ended December 31
	2006	2005
Interest on loans	$33,883	$27,611
Interest on investments	1,652	1,676
Interest on fed funds sold	909	344
Total interest income	36,444	29,631

Interest expense on deposits	10,846	6,412
Other interest expense	1,731	935
Total interest expense	12,577	7,347

Net interest income	23,867	22,284
Less provision for credit losses	625	1,100
Net interest income after provision	23,242	21,184

Service charges on deposit accounts	1,452	1,470
Earnings bank owned life insurance	354	393
Gain on sales of loans	1,895	1,809
Other income	475	409
Total non interest income	4,176	4,081

Salaries and employee benefits	10,609	10,073
Occupancy and equipment	2,418	2,037
Other	5,091	4,456
Total non-interest expense	18,118	16,566
Income before taxes	9,300	8,699
Income taxes	2,749	2,653

NET INCOME	$6,551	$6,046

PACIFIC FINANCIAL CORPORATION

Selected Performance Ratios

	Twelve Months Ended December 31,
	2006	2005
Net interest margin	5.13%	5.36%
Efficiency ratio	63.58%	61.92%
Return on average assets	1.27%	1.29%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: February 9, 2007	By:	/s/ Denise Portmann
Denise Portmann Chief Financial Officer

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